May 7, 2014

Healthcare Corporation of America

66 Ford Road, Suite 230

Denville, NJ 07834

Attn: General Counsel

Re: Extension of certain Next Financing Round Covenants

Dear Sir:

Pursuant to a request from Healthcare Corporation of America (“HCCA”), Selway Capital Holdings LLC has agreed to extend the time period referenced in the covenants set forth in Section 6.2(a) and 6.2(b) of the Note Purchase Agreement (the “NPA”) dated April 3rd, 2014, until May 23rd, 2014.

This letter shall be deemed effective as of the Closing of the NPA (as defined in the NPA). All other terms and conditions of the Bridge Loan Documents shall remain the same and unaffected by this letter. This letter is not an indication of a waiver of any right or remedy available to Selway.

Sincerely,

SELWAY CAPITAL HOLDINGS LLC

By: /s/ Andrew Intrater

Name: Andrew Intrater

Title: Board Member

Please indicate your agreement with the foregoing by signing below and returning a copy of this letter to Selway Capital Holdings LLC.

ACCEPTED AND AGREED:

HEALTHCARE CORPORATION OF AMERICA

By: /s/Natasha Giordano

Name: Natasha Giordano

Title: Chief Executive Officer